Exhibit 3.41

UNIT PERANCANG EKONOMI Economic Planning Unit JABATAN PERDANA MENTERI Prime Minister’s Department BLOK B5 & B6 PUSAT PENTADBIRAN KERAJAAN PERSEKUTUAN 62502 PUTRAJAYA
MALAYSIA
Telefon : 603-8888 3333
Telefax : 603-888

Ruj. Tuan:
Your Ref.:	TAS/YES/VM/CN
Equity interest
Ruj. Kami:	(3) dlm. UPE 3/1/14290
Our Ref.:

Tarikh:	9 November 2007
Date:
National Director
Transaction Advisory Services
Ernst & Young
Tingkat 4, Kompleks Antarabangsa
Jalan Sultan Ismail
50250 KUALA LUMPUR
Tuan,
Cadangan Usahasama Di Antara Gladioli Enterprises Sdn. Bhd. Dengan Bau Mining Limited Di Dalam North Borneo Gold Sdn. Bhd.
Saya diarah merujuk kepada surat tuan masing-masing bertarikh 28 September 2007 dan 31 Oktober 2007 untuk mendapatkan kelulusan Jawatankuasa Pelaburan Asing (Foreign Investment Committee — FIC) mengenai cadangan di atas-dan memaklumkan bahawa FIC telah menimbangkannya serta mengambil ingatan perkara-perkara berikut:-
1.1	Gladioli Enterprises Sdn. Bhd. (Gladioli), bercadang untuk mengadakan usahasama dengan Bau Mining Limited (BML) di dalam North Borneo Gold Sdn. Bhd. (North Borneo Gold) masing-masing dengan nisbah pegangan 45:55 melalui pelangganan syer seperti berikut:-
1.1.1	pelangganan 55 peratus modal berbayar diperbesarkan North Borneo Gold mengandungi 53,350 syer biasa baru Kelas C bernilai RM1.00 sesyer oleh BML pada harga RM53,350 secara tunai; dan

1.1.2	pelangganan 45 peratus modal berbayar diperbesarkan North Borneo Gold mengandungi 43,650 syer biasa baru Kelas A bernilai RM1.00 sesyer oleh Gladioli pada harga RM43,650 secara tunai.
1.2	Akibat daripada cadangan usahasama di atas, North Borneo Gold akan dimiliki 45 peratus oleh Gladioli dan 55 peratus oleh BML. Modal berbayar North Borneo Gold akan meningkat daripada RM3,000 kepada RM100,000 dan struktur ekuiti North Borneo Gold kekal dimiliki seperti berikut-

	Sebelum (%)	Selepas (%)
Bumiputera	18.00	18.00
Agensi Kerajaan	—	—
Bukan Bumiputera	27.00	27.00
Asing	55.00	55.00

Jumlah	100.00	100.00

1.3	Tujuan usahasama adalah untuk memulakan program eksplorasi emas di Bau, Sarawak.
2. Dengan ini dimaklumkan bahawa FIC tiada halangan terhadap cadangan di atas tertakluk kepada syarat North Borneo Gold meningkatkan modal berbayarnya kepada RM250,000 dalam masa enam (6) bulan daripada tarikh surat FIC.
3. Kerjasama pemohon adalah diminta untuk memaklumkan kepada FIC sebaik sahaja cadangan ini selesai dilaksanakan.

Sekian, terima kasih. ‘BERKHIDMAT UNTUK NEGARA’ Saya yang menurut perintah,
/s/ HASMAH ENOK
(HASMAH ENOK)
b.p. Setiausaha Jawatankuasa Pelaburan Asing Unit Perancang Ekonomi (Tel: 03-88882929 Fax: 03-88883917 email:hasmah@epu.gov.my)

s.k.
Ketua Pegawai Eksekutif
Suruhanjaya Syarikat Malaysia

ENGLISH TRANSLATION
Your ref: TAS/YES/VM/CN/equity interest
Our ref: (3) dlm. UPE 3/1/14290
Date: 9 November 2007
National Director
Transaction Advisory Services
Ernst & Young
Level 4, Kompleks Antarabangsa
Jalan Sultan Ismail
50250 KUALA LUMPUR
Sirs,
Joint Venture Proposal Between Gladioli Enterprises Sdn. Bhd. with Bau Mining Limited in North Borneo Gold Sdn. Bhd.
I am directed to refer to your letters respectively dated 28 September 2007 and 31 October 2007 to obtain the approval of the Foreign Investment Committee (FIC) regarding the proposal above and inform that the FIC has considered and taken note of the following:-
1.1	Gladioli Enterprises Sdn. Bhd. (Gladioli), proposes to conduct a joint venture with Bau Mining Limited (BML) in North Borneo Gold Sdn. Bhd. (North Borneo Gold) respectively in a 45:55 holdings ratio vide share subscription as follows:-
1.1.1	the increased subscription of 55 percent paid-up capital of North Borneo Gold containing 53,350 new ordinary Class C shares valued at RM1.00 per share by BML at a consideration of RM53,350 by cash; and

1.1.2	the increased subscription of 45 percent paid-up capital of North Borneo Gold containing 43,650 new ordinary Class A shares valued at RM1.00 per share by Gladioli at a consideration of RM53,350 by cash.
1.2	As a result of the proposed joint venture above, North Borneo Gold will be owned 45 percent by Gladioli and 55 percent by BML. The paid-up capital of North Borneo Gold will increase from RM3,000 to RMl00,000 and equity structure of North Borneo Gold is maintained as follows:-

	Before (%)	After (%)
Bumiputera	18.00	18.00
Government Agency	—	—
Non Bumiputera	27.00	27.00
Foreign	55.00	55.00

Total	100.00	100.00

1.3	The purpose of the joint venture is to commence a gold exploration programme in Bau. Sarawak.
2. With this, it is informed that the FIC has no objection towards the proposal above subject to the condition that North Borneo Gold increases its paid-up capital to RM250,000 within a period of six (6) months from the date of the FIC letter.
3. Co-operation from the applicant is requested to inform the FIC as soon as this proposal is fully implemented.

Thank you.
‘SERVE THE NATION’
I am directed,
(HASMAH ENOK)
for The Secretary
Foreign Investment Committee
Economic Planning Unit
(Tel: 03-88882929 Fax: 03-88883917 email: hasmah@epu.gov. my)
c.c.
Chief Executive Officer
Companies Commission of Malaysia